Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between HERITAGE COMMERCE CORP, a California bank holding company (the “Company”), HERITAGE BANK OF COMMERCE, a California banking corporation (the “Bank”), and Dan T. Kawamoto, an individual (the “Executive”) as of June 11, 2009 and shall become effective on July 13, 2009 (the “Effective Date”).

RECITALS

WHEREAS, the Company is a California corporation and a bank holding Company registered under the Bank Holding Company Act of 1956, as amended, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System,

WHEREAS, the Company is the parent holding company for the Bank, which is a California banking association, subject to the supervision and regulation of the California Department of Financial Institution and the Federal Reserve Board,

WHEREAS, the Board of Directors of the Company and the Bank has approved and authorized the entry into this Agreement with the Executive; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions for the employment relationship of the Executive with the Company and the Bank.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company, the Bank and the Executive hereby agree as follows:

1.                                       Employment.

1.1                                Title.  The Executive is employed as Executive Vice President/Chief Administrative Officer of the Company and the Bank.  In this capacity, the Executive shall have such duties and responsibilities as may be designated to him by the Chief Executive Officer of the Company and in accordance with the objectives or policies of the Board of Directors, from time to time, in connection with the business activities of the Company and the Bank.

1.2                                Devotion to Bank Business.  The Executive shall devote his full business time, ability, and attention to the business of the Company and the Bank during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board of Directors of the Company and the Bank.  It shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and the Bank in accordance with this Agreement.  Nothing in this Agreement shall be interpreted to prohibit the Executive from making passive personal investments.  However, the Executive shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of the Bank and the Company, except as permitted by Company policies or authorized by the Chief Executive Officer of the Company.

1.3                                Standard.  The Executive will set a high standard of professional conduct given his role with the Company and the Bank and his responsibility relative to the Bank’s presence and stature in the community.  The Executive will, at all times, emulate this high professional standard of conduct in order to develop and enhance the Company’s and the Bank’s reputation and image.  The Executive’s and his family’s eligibility and all other terms and conditions of the Executive’s participation in the Bank’s or Company’s benefit, insurance and disability plans and programs will be governed by the official plan documents which may change from year-to-year.  Notwithstanding the foregoing, at a minimum the Executive shall be entitled to the same benefits as all other executives in comparable positions with the Company and the Bank.  The Executive will comply with all applicable rules, policies and procedures of the Bank and any of its subsidiaries and all pertinent regulatory standards as may affect the Company and the Bank and the Company.

1.4                                Location.  The Executive shall provide services for the Company and the Bank at the Company’s principal executive offices located in San Jose California.  The Executive agrees that the Executive will be regularly present at the Company’s principal executive offices and that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Company and the Bank.

1.5                                No Breach of Contract.   The Executive hereby represents to the Company and the Bank that:  (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or by which he is otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information or trade secrets) of any other person or entity which the Executive is not legally and contractually free to disclose the Company and the Bank; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement) with any other person or entity.

2.                                       Term.  The term of this Agreement shall be a period of one (1) year from the Effective Date, subject to the termination provisions of Section 6.  Upon the occurrence of the first annual anniversary of the Effective Date, and on each anniversary date thereafter, the term of this Agreement shall be deemed automatically extended for an additional one (1) year term, subject to the termination provisions of Section 6.

3.                                       Compensation.

3.1                                Salary.  The Executive shall receive a salary at an annual rate of $240,000 which will be paid in accordance with the Bank’s normal payroll procedures including applicable adjustments for withholding taxes.  The Executive shall receive such annual increases in salary, if any, as may be determined by the Company’s Board of Directors annual review of the Executive’s compensation each year during the term of this Agreement.  Participation in deferred compensation, discretionary or performance bonus, retirement, stock option and other employee benefit plans and in fringe benefits shall not reduce the annual rate.

3.2                                Incentive Compensation.  The Executive shall be entitled to receive an annual incentive compensation payment pursuant to the terms of the Heritage Commerce Corp Management Incentive Compensation Plan in effect at the date of this Agreement and as amended at any future date or pursuant to any successor incentive plan or arrangement adopted by the Bank or the Company for its officers (the “Incentive Plan”).  Notwithstanding any terms of the Incentive Plan to the contrary, an annual payment under the Incentive Plan for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the end of the calendar year in which the annual incentive compensation payment is no longer subject to a substantial risk of forfeiture.  Except as set forth in the Incentive Plan or this Agreement, or in any successor incentive plan or arrangement, no incentive compensation payments shall be prorated for a partial year during the year Executive terminates his employment and the Executive shall not be entitled to receive incentive compensation payments for any year during the term of this Agreement in which Executive was not employed by the Bank or the Company for the full fiscal year (not including his initial year of employment).

3.3                                2004 Equity Plan.  The Executive will receive a nonqualified Stock Option grant of 25,000 shares of Common Stock pursuant to the terms of the Company’s Amended and Restated 2004 Equity Plan (the “2004 Plan”).  The exercise price will be the Fair Market Value for the Company’s Common Stock on the date of grant as defined in the 2004 Plan.  The Executive’s options will vest in daily increments of 1/1460th from the date of grant until fully vested and shall expire ten years from the date of grant.  All such options shall be subject to the terms and conditions of the 2004 Plan and shall be conditioned upon the Executive’s execution of an option agreement with the Company in a form specified by the Company.

3.4                                Other Benefits.  The Executive shall be entitled to those benefits adopted by the Bank and the Company for all officers of the Bank, subject to applicable qualification requirements and regulatory approval requirements, if any.  To the extent that the level of such benefits is based on seniority or compensation levels, the Company and the Bank shall make appropriate and proportionate adjustments to the Executive’s benefits.  The Executive shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general officer benefits, the benefits otherwise provided to the Executive:

(a)                                  Vacation.  The Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Bank as in effect for the Executive or for other executives in comparable positions with the Company and the Bank; provided, however, that the Executive shall be entitled to earn paid vacation at the rate of not less than 25 days vacation days for each calendar year (reduced pro rata for any partial year), of which at least 10 days (reduced pro rata for any partial year) must be taken consecutively.  Vacation may be accrued in accordance with the Company’s policy.  The date or dates of vacation shall be determined by the Executive and the Company’s Chief Executive Officer, and will be subject to the Company and the Bank’s business requirements.

(b)                                 Automobile Allowance and Insurance.  The Bank or the Company will pay to the Executive an automobile allowance in the amount of $700 per month during the term of this Agreement.  The Bank or the Company shall also reimburse the Executive for gasoline expenditures and up to $2,400 per year for automobile maintenance and repairs related to use of the automobile acquired or used by the Executive upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank or the Company.  The Executive shall acquire or otherwise make available for his business and personal use an automobile suitable to his position and maintain it in good condition and repair.  The Executive shall obtain and maintain public liability insurance and property damage insurance policies with insurer(s) acceptable to the Bank and the Company and with such coverages in such amounts as may be acceptable to the Bank and the Company from time to time.  The Bank or the Company may elect to provide and pay for such insurance policies in lieu of the Executive maintaining such policies.

(c)                                  Insurance.  The Bank or the Company shall provide during the term of this Agreement at no cost to the Executive group life, health (including medical, dental, vision and hospitalization), accident and disability insurance coverage for the Executive and his dependents through a policy or policies provided by the insurer(s) selected by the Bank or the Company in their sole discretion on the same basis as all other executives in comparable positions with the Bank.

(d)                                 401(k).  The Company maintains a 401(k) plan for its eligible employees.  Subject to the terms and conditions set forth in the official plan documents, the Executive will be eligible to participate in the 401(k) plan, and shall receive a matching contribution in accordance with the terms of the 401(k) plan from the Company.

(e)                                  Employee Stock Ownership Plan.  The Executive will be eligible to participate in the Company’s Employee Stock Ownership Plan (“ESOP”), subject to the terms and conditions of the ESOP.

3.5                                Business Expenses; Memberships.  The Executive shall be entitled to incur and be reimbursed for all reasonable business expenses.  The Company and the Bank agree that they will reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Bank’s established policies.  Reimbursement shall be made within a reasonable period after the Executive’s submission of an itemized account in accordance with the Company’s and the Bank’s policies.

4.                                       Indemnity.  The Bank and the Company shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive on behalf of or in the course of performing services for the Company and the Bank to the same extent the Bank and the Company indemnifies and holds harmless other executive officers and directors of the Company and the Bank and in accordance with the articles of incorporation, bylaws and established policies of the Bank and the Company.

5.                                       Certain Terms Defined.  For purposes of this Agreement:

5.1                                “Accrued Obligations” means the sum of the Executive’s Base Salary and accrued vacation through the Date of Termination to the extent not theretofore paid, outstanding expense reimbursements and any compensation previously deferred by the Executive to the extent not theretofore paid.

5.2                                “Base Salary” means, as of any Date of Termination of employment, the highest average salary of the Executive for any consecutive 12 months of the last 36 months preceding such Date of Termination.

5.3                                “Cause” shall mean (i) the Executive willfully breaches or habitually neglects the duties which the Executive is required to perform under this Agreement; (ii) the Executive commits an intentional act of moral turpitude that has a material detrimental effect on the reputation or business of the Bank or the Company; (iii) the Executive is convicted of a felony or commits any material and actionable act of dishonesty, fraud, or intentional material misrepresentation in the performance of the Executive’s duties under this Agreement; (iv) the Executive engages in an unauthorized disclosure or use of inside information, trade secrets or other confidential information; or (v) the Executive willfully breaches a fiduciary duty, or violates any law, rule or regulation, which breach or violation results in a material adverse effect on the Company and the Bank (taken as a whole).  If the Bank decides to terminate the Executive’s employment for Cause, the Bank will provide the Executive with notice specifying the grounds for termination, accompanied by a brief written statement stating the relevant facts supporting such grounds.

5.4                                “Change of Control” shall mean, subject to the limitations of Section 409A of the Code, set forth in Section 7 of this Agreement, the earliest occurrence of one of the following events:

(a)                                  the acquisition (or acquisition during the 12 month period ending on the date of the most recent acquisition) by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding the Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control; (i) any acquisition directly from the Company, (ii) any acquisition by the Company that reduces the number of shares issued and outstanding through a stock repurchase program or otherwise, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or the Bank or any corporation controlled by the Company or the Bank or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 5.4; or

(b)                                 individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason other than resignation, death or disability to constitute at least a majority of the Company’s Board of Directors during any 12 month period; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of Directors; or

(c)                                  consummation of a reorganization, merger or consolidation of the Company or the Bank, or sale or other disposition (in one transaction or a series of transactions) of any assets of the Bank or the Company having a total fair market value equal to, or more than, 40% of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such acquisition or acquisitions (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns all or substantially all of the Company’s or Bank’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or the Bank or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Company’s Board of Directors at the time of the execution of the initial agreement, or of the action of the Company’s Board of Directors, providing for such Business Combination; or

(d)                                 approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

5.5                                “Code” means the Internal Revenue Code of 1986, as amended and any successor provisions to such sections.

5.6                                “Change of Control Period” shall mean the period of time (a) commencing on the earlier of (i) 120 days before the date the Change of Control occurs, or if earlier, 120 days before a definitive agreement is executed by the Company or the Bank for a transaction described in Section 5.4(c) (provided, however, that in the event of this subsection (a)(i) the Executive reasonably demonstrates that his termination of employment should it occur was either (x) at the request of a third party who has taken steps reasonably calculated to effect a change in control, or (y) otherwise arose in connection with a Change in Control), or (ii) the date the Change of Control occurs, and (b) ending on the last day of the 24th calendar month immediately following the month the Change of Control occurred.

5.7                                “Date of Termination” means (i) if the Executive’s employment is terminated due to the Executive’s death, the Date of Termination shall be the date of death; (ii) if the Executive’s employment is terminated due to Disability, the Date of Termination is the Disability Effective Date; (iii) if the Executive’s employment is terminated by the Bank or the Company for Cause, the Date of Termination is the date on which the Bank or the Company gives notice to the Executive of such termination; (iv) if the Executive’s employment is terminated by the Bank or the Company without Cause or voluntarily by the Executive, the Date of Termination shall be the date specified in the notice of termination; and (v) if the Executive’s employment terminates for any other reason, the Date of Termination shall be the Executive’s final date of employment.

5.8                                “Disability” shall mean a physical or mental condition of the Executive which occurs and persists and which, in the written opinion of a physician selected by the Company or the Bank or their insurers and acceptable to the Executive or the Executive’s legal representative, and, in the written opinion of such physician, the condition will render the Executive unable to return to his duties for an indefinite period of not less than 180 days.

5.9                                “Highest Annual Bonus” shall mean the highest bonus or incentive compensation amount paid to (or earned by) the Executive in any of the three (3) fiscal years (or in any shorter number of years if the length of employment of the Executive is less than three (3) years) immediately preceding the termination.

6.                                       Termination.

6.1                                This Agreement may be terminated for the following reasons:

(a)                                  Death.  This Agreement shall terminate automatically upon the Executive’s death.

(b)                                 Disability.  In the event of the Executive’s Disability, the Company or Bank may give the Executive a notice of termination.  In such event, the Executive’s employment  with the Company and the Bank and this Agreement shall terminate without further act of the parties effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”) provided, however, that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’ duties.  Unless otherwise agreed in writing between the Executive, the Bank and the Company, the Executive shall immediately cease performing and discharging the duties and responsibilities of his positions and remove himself and his personal belongings from the Bank’s and the Company’s premises.  All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(c)                                  Cause.  The Bank or the Company may terminate the Executive’s employment and this Agreement for Cause.  Unless otherwise agreed in writing between the Executive, the Bank and the Company, the Executive shall immediately cease performing and discharging the duties and responsibilities of his positions and remove himself and his personal belongings from the Bank’s and the Company’s premises.  All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(d)                                 Termination by Bank or the Company without Cause.  The Bank or the Company may, at its election and in its sole discretion, terminate the Executive’s employment and this Agreement at any time and for any reason or for no reason, upon 30 days prior written notice to the Executive, without prejudice to any other remedy to which the Bank or the Company may be entitled either at law, in equity or under this Agreement.  Unless otherwise agreed in writing between the Executive, the Bank and the Company, the Executive shall immediately cease performing and discharging the duties and responsibilities of his positions and remove himself and his personal belongings from the Bank’s and the Company’s premises.  All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance benefits specified in Section 6.2(a) or 6.2(b) below, and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

(e)                                  Voluntary Termination by Executive.  The Executive may terminate his employment and this Agreement at any time and for any reason or no reason, upon 30 days prior written notice to the Bank and the Company.  Unless otherwise agreed in writing between the Executive, the Bank and the Company, the Executive shall immediately cease performing and discharging the duties and responsibilities of his positions and remove himself and his personal belongings from the Bank’s and the Company’s premises All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive’s rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.

6.2                                Certain Benefits upon Termination.

(a)                                  Termination without Cause.  In the event this Agreement is terminated based on Section 6.1(d) (termination without cause), then in such case, the Executive shall receive the Accrued Obligations on the Date of Termination, and severance benefits constituting of:

(i)                                     cash payment in the amount equal to one (1) times the sum of Executive’s (A) Base Salary and (B) the Highest Annual Bonus, payable in a lump sum within 30 days of the Date of Termination, and

(ii)                                  continuation of group insurance coverages specified in Section 3.4(c) of this Agreement on terms at least equal to those if the Executive’s employment had not been terminated, but not less favorable than that provided to other executives in comparable positions with the Bank, for a period of 12 months from the Date of Termination, including, continuation of medical coverage for the Executive and his dependents pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No 1401 (“Cal COBRA”), with one hundred percent (100%) of premiums for the insurance coverages payable by the Bank or the Company monthly to the Executive for a period of 12 months from the Date of Termination.  After expiration of the 12 month period, the Executive and his dependents shall have such rights to continue to participate under the Bank’s or the Company’s group insurance coverages specified in Section 3.4(c) of this Agreement at the Executive’s expense to the extent available under the terms of the plan or benefit.  The Executive agrees to notify the Bank or the Company as soon as practicable, but not less than 10 business days in advance of the commencement of comparable insurance coverages with another employer.  The Bank’s obligation for the 12 month period specified herein with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans of the new employer are not substantially less favorable to the Executive than the coverages and benefits required to be provided hereunder.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the severance benefits is subject to taxation under Section 409A of the Code, as determined by the Bank or the Company, with the advice of its independent accounting firm or other tax advisors, then the severance benefits shall be subject to modification as set forth in Section 7 of this Agreement.

Notwithstanding the foregoing, when the Executive is entitled to the serverence benefits provided in Section 6.2(b), then Executive shall not be entitled to the severance benefits pursuant to this Section 6.2(a).

The Executive acknowledges and agrees that severance benefits pursuant to this Section 6.2(a) are in lieu of all damages, payments and liabilities on account of the early termination of this Agreement and are the sole and exclusive remedy for the Executive for a termination specified in Section 6.1(d).

(b)                                 Termination and Change in Control.  In the event of a Change in Control and at any time during the Change of Control Period (x) the Executive’s employment is terminated, or (y) without Executive’s written consent there occurs any material adverse change in the nature and scope of the Executive’s position, responsibilities, duties, or a change of 10 miles or more in the Executive’s location of employment, or any material reduction in Executive’s compensation or benefits and Executive voluntarily terminates his employment, then the Executive shall receive the Accrued Obligations on the Date of Termination, and the severence benefits consisting of:

(i)                                     a cash payment in an amount equal to two (2) times the sum of Executive’s (A) Base Salary and (B) Highest Annual Bonus, payable in lump sum within 30 days following such termination; and

(ii)                                  continuation of group insurance coverages specified in Section 3.4 (c) of this Agreement on terms at least equal to those if the Executive’s employment had not been terminated, but not less favorable than that provided to other executives in comparable positions with the Bank, for a period of 24 months from the Date of Termination, including continuation of medical coverage for the Executive and his dependents pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or under applicable California law pursuant to Assembly Bill No. 1401 (“Cal COBRA”), with one hundred percent (100%) of premiums for the insurance coverages payable by the Bank or the Company monthly to the Executive for a period of 18 months from the Date of Termination and monthly reimbursement to the Executive for the next 6 months.  After such expiration of the 24 month period, the Executive and his dependents shall have such rights to continue to participate under the Bank’s or the Company’s group insurance coverages specified in Section 3.4(c) of this Agreement at the Executive’s expense to the extent available under the terms of the plan or benefit.  The Executive agrees to notify the Bank or the Company as soon as practicable, but not less than 10 business days in advance of the commencement of comparable insurance coverages with another insurance carrier.  The Bank’s obligation for the 24 month period specified herein with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Bank may reduce the coverage of any benefits it is required to provide the Executive hereunder so long as the aggregate coverages and benefits of the combined benefit plans of the new employer are not substantially less favorable to the Executive than the coverages and benefits required to be provided hereunder.

Notwithstanding the foregoing or any other provision of this Agreement, if any part or all of the severance benefits is subject to taxation under Section 409A of the Code, as determined by the Bank or the Company, with the advice of its independent accounting firm or other tax advisors, then the severance payment shall be subject to modification as set forth hereafter in Section 7 of this Agreement.

The Executive acknowledges and agrees that severance benefits pursuant to this Section 6.2(b) are in lieu of all damages, payments and liabilities on account of the events described above for which such severance benefits may be due the Executive under Section 6.2(b)  of this Agreement.  This Section 6.2(b) shall be binding upon and inure to the benefit of the Bank and the Company and their respective successors and assigns.

Notwithstanding the foregoing, the Executive shall not be entitled to receive severance benefits pursuant to this Section 6.2(b) in the event his termination of employment results from an occurrence described in Sections 6.1(a), 6.1(b) or 6.1(c).

(c)           Death.  If the Executive’s employment terminates by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and any incentive compensation for the year in which the death occurred prorated through the Date of Termination.  Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination; provided, however, that payment may be deferred until the Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Executive’s jurisdiction of residence at the time of the Executive’s death.  The Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Bank to the estate and beneficiaries of other executives in comparable positions with the Company and the Bank under such plans, programs, practices and policies relating to death benefits, if any as in effect on the date of the Executive’s death.  In addition, the Executive’s dependents shall be entitled, at their cost, to continuation of medical coverage pursuant to COBRA and CAL COBRA in accordance with the Company and Bank policies.

(d)           Disability.  If the Executive’s employment terminates during the Term by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations, and any incentive compensation for the year in which the termination occurs prorated through the Date of Termination and any benefits under such plans, programs, practices and policies relating to disability benefits, if any, as in effect on the Date of Termination (including, in addition, the Executive’s dependents shall be entitled, at their cost, to continuation of medical coverage pursuant to COBRA and CAL COBRA in accordance with the Company and Bank policies).

(e)           Cause/Voluntary Termination.  If the Executive’s employment terminates for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations.  If the Executive’s employment terminates due to the Executive’s voluntarily termination this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations.

(f)            Single Trigger Event.  The provisions for payments contained in this Section 6.2 may be triggered only once during the term of this Agreement, so that, for example, should the Executive be terminated because of a Disability and should there thereafter be a Change of Control, then the Executive would be entitled to be paid only under Section 6.2(d) and not under Section 6.2(b), as well. In addition, the Executive shall not be entitled to receive severance benefits of any kind from any parent, wholly owned subsidiary or other affiliated entity of the Bank or the Company if in connection with the same event of series of events the payments provided for in this Section 6.2 have been triggered.

7.             Section 409A Limitation.  It is the intention of the Bank, the Company and the Executive that the severance benefits payable to the Executive under Section 6.2 either be exempt from, or otherwise comply with, Section 409A (“Section 409A”) of the Code.

Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by the Bank or the Company, with the advice of its independent accounting firm or other tax advisors, to be subject to and not in compliance with Section 409A, including, without limitation, the definition of Change in Control or the timing of commencement and completion of severance benefits and/or other benefit payments to the Executive hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to exempt the benefit from or to comply with Section 409A.  The Company, the Bank and the Executive acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a “change in control;” (ii) delay for a period of 6 months or more, or otherwise modify the commencement of severance and/or other benefit payments; (iii) modify the completion date of severance and/or (iv) other benefit payments and/or reduce the amount of the benefit otherwise provided.

The Company, Bank and the Executive further acknowledge and agree that if, in the judgment of the Bank or the Company, with the advice of its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to exempt the benefits from or to comply with Section 409A, the Bank, the Company and the Executive will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it exempts the benefits from or to comply with Section 409A (with the most limited possible economic effect on the Bank, the Company and the Executive).  For example, if this Agreement is subject to Section 409A and Section 409A requires that severance and/or other benefit payments must be delayed until at least 6 months after the Executive terminates employment, then the Bank, the Company and the Executive shall delay payments and/or promptly seek a written amendment to this Agreement that would, if permissible under Section 409A, eliminate any such payments otherwise payable during the first 6 months following the Executive’s termination of employment and substitute therefore a lump sum payment or an initial installment payment, as applicable, at the beginning of the 7th month following the Executive’s termination of employment which, in the case of an initial installment payment, would be equal in the aggregate to the amount of all such payments thus eliminated.  Notwithstanding the foregoing, (a) the Executive and his dependents shall not be denied access to and participation in any health or medical insurance coverage and benefits, for any period of time the Executive and his dependants are otherwise eligible, and (b) the Executive acknowledges and agrees that the Company or the Bank shall have the exclusive authority to determine whether the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i).

8.             Gross Up Of Section 280G and 409A Tax.  If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments or benefits which the Executive has the right to receive from the Bank or the Company, constitute “excess parachute payments” within the meaning of Section 280G of the Code, that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment) , or any tax is imposed on the Executive under Section 409A, the Bank or the Company (and its successor) shall increase the amounts payable under this Agreement to the extent necessary to afford the Executive substantially the same economic benefit under this Agreement as the

Executive would have received had no such excise tax under Section 280G or tax under Section 409A been imposed on the payments due the Executive under this Agreement.  The determination of the amount of any such taxes shall be made by the independent accounting firm employed by the Bank or the Company, immediately prior to the Change in Control, or such other independent accounting firm or advisor as may be mutually agreeable to the Bank or the Company (and their respective successor), and the Executive in the exercise of their reasonable good faith judgment.  If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of any such taxes payable to the Executive is greater than the amount initially so determined, then the Bank or the Company (or its successor) shall pay to the Executive an amount equal to the sum of such additional taxes and any interest, fines and penalties resulting from such underpayment, plus an amount necessary to reimburse the Executive substantially for any income, excise or other taxes payable by the Executive with respect to such amounts.  All gross-up payments made hereunder, shall be paid within the period specified by Treasury Regulation Section 1.409A-3(i)(1)(v) so that the gross-up payment shall qualify as providing for payment at a specified time or on a fixed schedule.

9.             Assignment.  This Agreement will inure to the benefit of and be binding upon the Bank and the Company and any of their respective successors and assigns.  In view of the personal nature of the services to be performed under this Agreement by the Executive, the Executive will not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement.  The Bank and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Bank” or “the Company” shall mean the Bank or the Company, as applicable, as hereinbefore defined and any successor to the Company’s or Bank’s  business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.           Specific Performance.  The Executive hereby represents and agrees that the services to  be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.  The Executive therefore expressly agrees that the Bank and the Company, in addition to any other rights or remedies that the Bank and the Company may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by the Executive.

11.           Noncompetition, No solicitation And Nondisclosure By The Executive

(a)           Definitions.  The term “Trade Secrets” shall be given its broadest possible interpretation and shall mean any information, including formulas, patterns, compilations, reports, records, programs, devices, methods, know-how, negative know-how, techniques, raw material properties and specifications, formulations, discoveries, ideas, concepts, designs, technical information, drawings, data, customer and supplier lists, information regarding customers, buyers and suppliers, distribution techniques, production processes, research and development projects, marketing plans, general financial information and financial information concerning customers, the Company’s or the Bank’s legal, business and financial structure and operations, and other confidential and proprietary information or processes which (i) derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and (ii) are the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

The term “Proprietary Information” shall also be given its broadest possible interpretation and shall mean any and all information disclosed or made available by the Bank to the Executive including, without limitation, any information which is not publicly known or available and upon which the Bank’s business or success depends.

(b)           The Executive shall not, during the term of this Agreement, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder (except as permitted in Section 1.2 of this Agreement), officer, director, or in any other individual or representative capacity, engage or participate in any competitive banking or financial services business without the prior written consent of the Board of Directors of the Bank or the Company.

(c)           Following termination of this Agreement and the Executive’s employment hereunder, the Executive shall not use any Trade Secret or Proprietary Information of the Bank or the Company or their affiliates and subsidiaries to solicit, encourage or assist, directly, indirectly or in any manner whatsoever, (i) any employees of the Bank, the Company or their affiliates and subsidiaries (including any former employees who voluntarily terminated employment with the Bank or the Company within a 12 month period prior to the Executive’s termination of employment) to resign or to apply for or accept employment with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices; or (ii) any customer, person or entity that has a business relationship with the Bank or during the 12 month period prior to the Executive’s termination of employment with the Bank was engaged in a business relationship with the Bank, to terminate such business relationship and engage in a business relationship with any other competitive banking or financial services business within the counties in California in which the Bank has located its headquarters or branch offices.

(d)           In addition and not as any limitation on the provisions of this Section 11, following termination of this Agreement and the Executive’s employment hereunder and for 12 months thereafter, the Executive shall not directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business entity that engages in or seeks to engage in any banking or financial services business, solicit (or assist in soliciting) any person who is, or at any time within 1 month prior to the Executive’s termination of employment was, an employee of the Company or the Bank who earned $25,000 on an annual rate or more as an employee of the Company or the Bank to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with the Bank or the Company.

12.           Disclosure of Information.  The Executive shall not, at any time or in any manner, directly or indirectly, either before or after termination of this Agreement, without the prior written consent of the Board of Directors of the Company or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, use for his own benefit or the benefit of any other person or entity, or otherwise disclose or communicate to any person or entity including, without limitation, the media or by way of the World Wide Web, any information concerning any Trade Secret or Proprietary Information of the Company or the Bank.  The Executive further recognizes and acknowledges that any Trade Secrets concerning any customers of the Bank or the Company and their respective affiliates and subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of the Bank’s and the Company’s business.  In the event the Executive is required by law to disclose Trade Secrets or Proprietary Information, the Executive will provide the Bank and the Company, and their counsel with immediate notice of such request so that they may consider seeking a protective order.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, in the written opinion of knowledgeable counsel, compelled to disclose Trade Secrets or Proprietary Information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then the Executive may disclose (on an “as needed” basis only) such information to such tribunal or other party without liability hereunder.  Notwithstanding the foregoing, the Executive may disclose Trade Secrets or Proprietary Information as may be required by any regulatory agency having jurisdiction over the operations of the Bank or the Company in connection with an examination of the Bank or the Company or other proceeding conducted by such regulatory agency.

13.           Written, Printed or Electronic Material.  All written, printed or electronic material, notebooks and records including, without limitation, computer disks, blackberry (or similar devices), or lap top used by the Executive in performing duties for the Bank or the Company, other than the Executive’s personal address lists, telephone lists, notes and diaries, are and shall remain the sole property of the Bank and the Company.  Upon termination of employment, the Executive shall promptly return all such material (including all copies, extracts and summaries thereof) to the Bank.

14.           Emergency Economic Stabilization Act of 2008 and American Recovery and Reinvestment Act of 2009.  Notwithstanding any provisions in this Agreement to contrary, as long as the U.S. Treasury owns any stock or assets of the Bank or the Company pursuant to the Emergency Economic Stabilization Act of 2008 (the “EESA”) and/or the Troubled Asset Relief Program established by the EESA and the American Recovery and Reinvestment Act of 2009 (“ARRA”), in the event that any payment or benefit to Executive pursuant to the terms of this Agreement or otherwise in connection with the Executive’s termination of employment or contingent upon a change in ownership or control pursuant to any plan or arrangement or other agreement with the Bank or the Company (or any affiliate) would constitute a “parachute payment” or any other prohibited payment within the meaning of EESA or ARRA, then the payments and benefits payable or to be received by the Executive shall not be payable or shall be reduced to the minimum extent necessary to comply with EESA and ARRA and any rules and regulations promulgated thereunder by the United States Department of Treasury.  This paragraph 14 shall no longer be in effect after such time as the United States Treasury does not own any equity or debt interest in the Company.

15.           Miscellaneous.

15.1         Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or 3 days after the date of mailing by United States mail, certified or registered, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Company:	HERITAGE COMMERCE CORP
150 Almaden Blvd.
San Jose, CA 95113
Attn: Chief Executive Officer

Bank:	HERITAGE BANK OF COMMERCE
150 Almaden Blvd.
San Jose, CA 95113
Attn: President

with a copy to:	Buchalter Nemer
1000 Wilshire Boulevard, Suite 1500
Los Angeles, CA 90017-2457
Attn: Mark A. Bonenfant, Esq.

Executive:	Dan T. Kawamoto
150 Almaden Boulevard
San Jose, CA 95113

15.2         Amendments or Additions.  No amendment, modification or additions to this Agreement shall be binding unless in writing and signed by the parties hereto.

15.3         Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.4         Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.5         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

15.6         Mediation.  Prior to engaging in any legal or equitable litigation or other dispute resolution process, regarding any of the terms and conditions of this Agreement between the parties, or concerning the subject matter of the Agreement between the parties, each party specifically agrees to engage in good faith, in a mediation process at the expense of the Bank, complying with the procedures provided for under California Evidence Code Sections 1115 through and including 1125, as then currently in effect.  The parties further and specifically agree to use their best efforts to reach a mutually agreeable resolution of the matter.  The parties understand and specifically agree that should any party to this Agreement refuse to participate in mediation for any reason, the other party will be entitled to seek a court order to enforce this provision in any court of appropriate jurisdiction requiring the dissenting party to attend, participate, and to make a good faith effort in the mediation process to reach a mutually agreeable resolution of the matter.

15.7         Arbitration.  To the extent not resolved through mediation as provided in Section 15.6, all claims, disputes and other matters in question arising out of or relating to this Agreement, any termination of the Executive’s employment, the enforcement or interpretation of this Agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, including (without limitation) any state or federal statutory claims, shall be resolved by binding arbitration in Santa Clara County, California, before a sole arbitrator (the “Arbitrator”) mutually selected by the parties from Judicial Arbitration and Mediation Services (“JAMS”) in accordance with the rules and procedures of JAMS then in effect.  If JAMS is no longer able to supply the arbitrator, such arbitrator shall be mutually selected from the American Arbitration Association (“AAA”).  The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforced in accordance with, and shall be conducted consistently with the provisions of Title 9 of Part 3 of the California Code of Civil Procedure as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

15.8         Attorneys Fees.  In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement, or any part thereof or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceedings.  The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of an arbitrator in the event of arbitration.

15.9         Entire Agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and the Company and contains all of the covenants and agreements between the parties with respect to the employment of the Executive by the Bank and the Company.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

15.10       Waiver.  The failure of a party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by another party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

15.11       Severability.  If any provision in this Agreement is held by a court of competent jurisdiction or arbitrator to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15.12       Interpretation.  This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties.  Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against any party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.

15.13       Governing Law and Venue.  The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement.  Any action which in any way involves the rights, duties and obligations of the parties hereunder and is not resolved by binding arbitration shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Santa Clara County or in the United States District Court for the Northern District of California, and the parties hereby submit to the personal jurisdiction of said courts.

15.14       Payments Due Deceased Executive.  If the Executive dies prior to the expiration of the term of his employment, any payments that may be due the Executive from the Bank or the Company under this Agreement as of the date of death shall be paid to the Executives heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, or any other legal or personal representatives.

15.15       Effect of Termination on Certain Provisions.  Upon the termination of this Agreement, the obligations of the Bank, the Company and the Executive hereunder shall cease except to the extent of the Bank’s or the Company’s obligation to make payments, if any, to or for the benefit of the Executive following termination, and provided that Sections 3.3 and 3.4(d) (and as provided in existing agreements relating to these sections) and Sections 4, 6.2, 7, 8, 9, 10, 11, 12, 13, 14, 15.1, 15.3, 15.4, 15.6, 15.7, 15.8, 15.9, 15.10, 15.11, 15.12, 15.13, 15.14 and 15.15 shall remain in full force and effect.

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15.16       Advice of Counsel and Advisors.  The Executive acknowledges and agrees that he has read and understands the terms and provisions of this Agreement and prior to signing this Agreement, he has had the advice of counsel and/or such other advisors as he deemed appropriate in connection with his review and analysis of such terms and provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date first indicated above.

“COMPANY”

HERITAGE COMMERCE CORP,
a California bank holding company

By:	/s/ Walter Kaczmarek
Walter Kaczmarek,
Chief Executive Officer

“BANK”

HERITAGE BANK OF COMMERCE,
a California banking corporation

By:	/s/ Walter Kaczmarek
Walter Kaczmarek,
President

“EXECUTIVE”

By:	/s/ Dan T. Kawamoto
Dan T. Kawamoto